Exhibit 99.1



FOR IMMEDIATE RELEASE



                      XO Communications Raises $161 Million
                       in Initial Stage of Rights Offering

     Reston, VA - (November 24, 2003) - XO Communications, Inc. today announced that, on Friday, November 21, 2003, The Depository Trust Company electronically credited shares of XO's common stock, $0.01 par value ("Common Stock") to the accounts of certain subscribing holders of the first stage of XO's rights offering in error. No shares of Common Stock have been issued by XO with respect to the rights offering, nor did XO authorize The Depository Trust Company to credit any shares of Common Stock to any subscribing holder. XO has instructed The Depository Trust Company to rescind these credits and notify such subscribing holders that any transactions with respect to such Common Stock should be considered null and void.

     The second stage of the rights offering is expected to commence in early December. As previously announced, the Common Stock subscribed for in both stages of the offering will be issued after the conclusion of the second stage of the rights offering in early January 2004. The rights offering is being made pursuant to the Company's Chapter 11 plan of reorganization, which was confirmed by the Bankruptcy Court, and the proceeds received by XO from the rights offering will be used to retire existing secured debt.

About XO Communications

     XO is a leading broadband telecommunications services provider offering a complete portfolio of telecommunications services, including: local and long distance voice, Internet access, Virtual Private Networking (VPN), Ethernet, Wavelength, Web Hosting and Integrated voice and data services.

     XO has assembled an unrivaled set of facilities-based broadband networks and Tier One Internet peering relationships in the United States. XO currently offers facilities-based broadband telecommunications services in more than 60 markets throughout the United States.

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For more information contact:

Dawnyielle Downes/ XO Communications
Media and Industry Analysts
703-547-2682 or 703-675-3450